Free Writing Prospectus
Filed Pursuant to Rule 433

Registration Number 333-202789

Final Term Sheet

2.021% Notes due 2019

3.096% Notes due 2023

2.021% Notes due 2019

Issuer:	Ford Motor Credit Company LLC

Trade Date:	April 29, 2016

Settlement Date:	May 4, 2016

Stated Maturity:	May 3, 2019

Principal Amount:	$1,250,000,000

Interest Rate:	2.021%

Benchmark Treasury:	0.875% due April 15, 2019

Benchmark Treasury Yield and Price:	0.921%; 99-27 ¾

Spread to Benchmark Treasury:	+110 basis points

Yield to Maturity:	2.021%

Price to Public:	100% of principal amount plus accrued interest from the Settlement Date

Underwriter’s Commission:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$1,246,875,000 (99.750%)

Interest Payment Dates:	Semi-annually on each May 3 and November 3, beginning November 3, 2016

Joint Book-Running Managers:	BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Mizuho Securities USA Inc. Morgan Stanley & Co. LLC SMBC Nikko Securities America, Inc.

Co-Managers:	ANZ Securities, Inc. BB Securities Ltd. BNY Mellon Capital Markets, LLC

CUSIP/ISIN:	345397XY4 / US345397XY45

3.096% Notes due 2023

Issuer:	Ford Motor Credit Company LLC

Trade Date:	April 29, 2016

Settlement Date:	May 4, 2016

Stated Maturity:	May 4, 2023

Principal Amount:	$1,000,000,000

Interest Rate:	3.096%

Benchmark Treasury:	1.500% due March 31, 2023

Benchmark Treasury Yield and Price:	1.596%; 99-12

Spread to Benchmark Treasury:	+150 basis points

Yield to Maturity:	3.096%

Price to Public:	100% of principal amount plus accrued interest from the Settlement Date

Underwriter’s Commission:	0.400%

Net Proceeds (Before Expenses) to Issuer:	$996,000,000 (99.600%)

Interest Payment Dates:	Semi-annually on each May 4 and November 4, beginning November 4, 2016

Joint Book-Running Managers:	BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Mizuho Securities USA Inc. Morgan Stanley & Co. LLC SMBC Nikko Securities America, Inc.
Co-Managers:	ANZ Securities, Inc. BB Securities Ltd. BNY Mellon Capital Markets, LLC
CUSIP/ISIN:	345397XZ1 / US345397XZ10

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling BNP Paribas Securities Corp. at 1-800-854-5674, Deutsche Bank Securities Inc. 1-800-503-4611, Credit Suisse Securities (USA) LLC at 1-800-221-1037, Mizuho Securities USA Inc. at 1-866-271-7403, Morgan Stanley & Co. LLC at 1-866-718-1649 or prospectus@morganstanley.com or SMBC Nikko Securities America, Inc. at 1-888-868-6856.